Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Zhongchao Inc. (the “Company”) 2019 Equity Incentive Plan of our report dated April 25, 2025, relating to the consolidated balance sheets of Zhongchao Inc. as of December 31, 2024 and 2023, and related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2024, 2023 and 2022, and related notes, included in its annual report (Form 20-F) for the year ended December 31, 2024.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

July 9, 2025

An affililate of Prager Metis International NORTH AMERICA EUROPRE ASIA